BLACKROCK New York Municipal Income Trust II

FILE #811-21124

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
9/14/2007	Dormitory Authority of State of NY	120,820,000	500,000	Goldman, Sachs & Co., Alta Capital Group LLC, Janney Montgomery Scott LLC, J.P. Morgan Securities Inc., Merrill Lynch & Co
10/3/2007	NEW YORK ST TWY AUTH GEN REV	1,008,910,000	350,000

Citi, JPMorgan, M.R. Beal & Company, Merrill Lynch & Co., Raymond James & Associates, Inc., Bear, Stearns & Co. Inc, RBC Capital Markets, UBS Investment Bank, KeyBanc Capital Markets, Wachovia Bank, National Association

2/6/2008	City of New York	475,000,000	250,000

Loop Capital Markets, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, DEPFA First Albany Securities LLC, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers, M.R. Beal & Company, Prager, Sealy & Co., LLC, Ramirez & Co., Inc., RBC Capital Markets, Siebert Brandford Shank & Co., UBS Securities LLC, Wachovia Bank, National Association, Cabrera Capital Markets Inc., Commerce Capital Markets, Inc., Jackson Securities, LLC, Janney Montgomery Scott LLC, Raymond James & Associates, Roosevelt & Cross, Inc., Southwest Securities, Inc.